CONSULTING AGREEMENT

AGREEMENT made as of the 17th day of July, 2013, by and between Plures Technologies, Inc., a Delaware corporation (the “Company”) with an office at 5297 Parkside Drive, Canandaigua, NY 14424 and the person signing this agreement as a consultant  (“Consultant”), with an office at the address set forth at the foot hereof

RECITALS

The Company wishes to engage Consultant to provide consulting services for the purposes set forth Attachment 1 and Consultant desires to provide the same, all upon the terms and conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth, and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

SECTION 1

CONSULTANT SERVICES:

1.1.           Agreement to Consult. Consultant, to the best of its abilities, shall be responsible for providing the consulting services (“Consulting Services”) for the Company set forth on Attachment 1.

1.2.           Place of Work.  Contractor shall render services its own offices or such other location as Consultant shall determine.

1.3.           Time.  Consultant shall devote the time necessary to fulfill its duties as set forth on Attachment 1. Consultant will track and communicate to the Board of Directors the details of Consultant’s progress on at least a weekly basis, orally, and if requested, in writing.

1.4.           Consulting Services.  During the term of this Agreement, Consultant agrees to perform, and the Company agrees to retain Consultant for the Consulting Services. All of the Consulting Services shall be deemed to be a work for hire and the proprietary rights therein shall belong exclusively to the Company

1.5.           Independent Contractors. The relationship created by this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to constitute Consultant as an employee of the Company, nor shall either party have any authority to bind the other in any respect, it being intended that Consultant shall be an independent contractor, responsible for its own actions. Consultant is not entitled to any of the benefits provided by the Company to its employees, including but not limited to worker’s compensation coverage, unemployment insurance, life insurance and pension benefits.

1.6.           Term. The term (the “Term”) of this Agreement, unless earlier terminated as set forth herein, shall be the period until completion of the Consulting Services, the date for which is set forth on Attachment 1.

SECTION 2

CONSULTING FEE; EXPENSES

2.1.           Consulting Fee. Consultant shall receive a consulting fee (the “Consulting Fee”) for providing the Consulting Services as set forth on Attachment 1.

2.2.           Payment of Consulting Fee. The Consulting Fee will be paid to Consultant by the Company as set forth on Attachment 1.

2.3.           Consultant’s Taxes.  Consultant hereby acknowledges and agrees that Consultant will be responsible for Consultant’s own federal, state and local withholding and income taxes with respect to Consultant’s performance under this Agreement.

2.4.           Expenses.  Consultant shall be entitled to be reimbursed for Consultant’s reasonable and necessary expenses upon accounting therefor with supporting documentation. It is anticipated that the same will be provided on a twice per month basis.

SECTION 3

COMPANY PROPERTY

3.1.           Company and Company Property. All equipment, computers, notebooks, documents, memoranda, reports, photographs, files, books, correspondence, employee or other lists, calendars, card files, rolodexes, and all other written, electronic, and graphic records affecting or relating to the business of the Company (“Company Property”), regardless of the medium in which such information is stored, shall be and remain the sole and exclusive property of the Company.

3.2.           Return of Company and Company Property. In the event of termination of the Term for any reason, Consultant shall promptly deliver to the Company all of the Company Property then in Consultant’s possession.

SECTION 4

TRADE SECRETS AND CONFIDENTIAL INFORMATION

4.1.           Confidential Information. “Confidential Information” includes, but is not limited to: information, data and know-how which constitutes a trade secret under applicable law, as well as other business information, including, without limitation, sales or marketing programs or techniques, pricing information, payment plans, existing or new products created for sale, unpublished lists of current or prospective customers and mailing lists with respect thereto, information relating to the solicitation of customers suppliers or venders, pricing, quotations, financial information and any other know-how or information (whether or not constituting a trade secret). “Confidential Information” does not include, or shall cease to include, any information if, or when, and to the extent that, it: (i) is or becomes generally available to the public, other than as a result of a disclosure in breach of this Agreement; (ii) was available on a non-confidential basis prior to its disclosure by the Company; (iii) becomes available on a non-confidential basis from a source other than the Company, provided such source is not bound by a confidentiality agreement with the Company, or is otherwise not prohibited from transmitting the information, by a contractual, legal or fiduciary obligation of which Consultant had prior knowledge or should reasonably have been aware; (iv) is independently developed and disclosed by others; or (v) is required by a court or other governmental authority of competent jurisdiction to be disclosed.

4.2.           No Disclosure of Confidential Information. Consultant agrees not to use, disclose, or communicate to any person, firm, or corporation any Confidential Information of the Company learned by Consultant in the course and scope of Consultant’s performance of Consultant’s duties hereunder, both during, and following termination of, the Term.

SECTION 5

RESTRICTIVE COVENANTS

5.1.           Non-Solicitation of Customers etc. During the Term and for a period of three (3) years after the Term, Consultant will refrain from soliciting, or attempting to solicit, directly or indirectly, consulting work from customers of the Company with which it became acquainted as a result of rendering services hereunder for the benefit of any competitor of the Company.

5.2.           Non-Solicitation of Employees etc. During the Term and for a period of three (3) years after the Term, Consultant agrees that Consultant will not (a) solicit, entice, persuade, or induce any employee or consultant of Company or an affiliate to leave Company’s or affiliate’s employ or engagement with the Company or such affiliate, or (b) recruit or hire, or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Company or an affiliate. An employee or consultant is deemed such if then actively engaged or if actively engaged within fix (6) months prior thereto.

5.3.           Injunction. Consultant agrees that upon a breach or threatened breach of the terms of Section 5 by the Consultant, the Company shall be entitled to enjoin the same and shall not be required to post a bond in connection therewith.

SECTION 6

TERMINATION OF TERM

6.1.           Termination Events. The Term shall terminate upon the earlier of: (a) the death or disability of Consultant or the employee of Consultant actually rendering services hereunder, or (b) notice from the Company in the event that the Consultant is in default of the performance of the duties of the Consultant as set forth on Attachment 1 or (c) 10 days after notice from Consultant.

6.2.           Payments All Consulting Fees will be adjusted upon a termination before completion of the Consulting Services as set forth in Attachment 1
SECTION 7

MISCELLANEOUS

7.1.           General. This Agreement, Attachment 1 and a form of stock option agreement are the entire agreement between the parties and supersede all prior or contemporaneous agreements related to the subject matter hereof and shall be modified only in writing executed by the parties.

7.2.           Severability.

(a)    If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstances shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

(b)    If any court determines that the restrictive covenant contained herein, or any part thereof, is unenforceable because the duration of such provision, or the territory covered thereby, such court shall have the power to reduce the duration or territory of such provisions, and in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3.           Notice. Any notice, demand, consent or other commitment to be given hereunder shall be deemed given when personally delivered, or when delivered by recognized overnight carrier, to the parties at the addresses set forth herein or such other addresses as to which notice is given in accordance herewith. Notice to Consultant shall be given by the Board of Directors.

7.4.           Interpretation, etc. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to its conflicts of law principles. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or draft such provision. In the event of a dispute hereunder, exclusive jurisdiction of the same shall be with the federal and state courts sitting in the City, County and State of New York.

7.5.           Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.6.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7.           Assignment. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Consultant shall not assign, delegate or otherwise transfer any of Consultant’s rights or obligations under this Agreement without the prior written consent of the Company.

7.8.           Construction.  Each party to this agreement has had the opportunity to review this agreement with legal counsel.  This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts or the entirely of this agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLURES TECHNOLOGIES, INC

By: /s/ Glenn Fricano
Glenn Fricano, President

DOBRINSKY MANAGEMENT, INC.

By: /s/ Aaron Dobrinsky
Aaron Dobrinsky, President

Address:

419 Ogden Avenue
Teaneck, NJ 07666

ATTACHMENT 1

Term: 6 months from the date of the Consulting Agreement unless extended by mutual written agreement

Services: assist in the identification of potential  strategic partners, investors and acquirers, work closely with management concerning interfacing with the same, including assisting in due diligence, negotiation, contract formation and closing, on a full time basis

Compensation:

a.	monthly- $15,000 per month in arrears on a twice per month basis ($7,500 payments) for which Services are provided- a fraction of a month to be prorated

b.
Financing- if, during the term, Consultant identifies a financing party with whom a closing takes place and such party was not previously a party to discussions with  management or the board of directors,  the Board of Directors shall, in  its discretion, appropriately bonus Consultant

c.
Warrant- a warrant in the form annexed hereto for the purchase of 795,000 shares of common stock of the Company at $.80 per share, to terminate 18 months after termination of the term of the consulting agreement. If Services are terminated due to death or disability of Consultant, the warrant will be prorated and if Services are terminated for breach as declared by the Board of Directors or Consultant terminates Consultant’s services without cause, the warrant will be terminated. If the Company is acquired (merger, sale of assets or sale of stock) between the date hereof and three months after the termination of the term of the consulting agreement and the warrant is in effect, Consultant will be paid a bonus of $300,000.